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                                                                    Exhibit 4.11

                              SETTLEMENT AGREEMENT

     AGREEMENT, dated as of October 17, 2003 (the "Agreement"), among COMPETITIVE TECHNOLOGIES, INC., a Delaware corporation formerly known as University Patents, Inc. ("CTI"), UNILENS CORP. USA, a Delaware corporation ("Unilens USA"), and UNILENS VISION INC., a British Columbia corporation formerly known as Unilens Optical Corp. ("Unilens Vision" and, together with Unilens USA, the "Unilens Companies").

                              W I T N E S S E T H:
                              - - - - - - - - - --

     WHEREAS, the parties and University Optical Products Co. are parties to an Asset Purchase Agreement, dated January 23,1989 (the "Asset Purchase Agreement") and the parties are parties to a Settlement and Forbearance Agreement, dated July 15, 1993 (as amended by the Amendment and Modification Agreement dated September 27, 1993, the "1993 Agreement");

     WHEREAS, there have been disputes among the parties with respect to the Asset Purchase Agreement and the 1993 Agreement (together, the "Prior Agreements");

     WHEREAS, on or about August 22, 2003, CTI commenced an action against the Unilens Companies in the United States District Court for the Middle District of Florida entitled Competitive Technologies, Inc. v. Unilens Vision, Inc. and Unilens Corp., Index No. 8:03 CV 1783-T23EAJ;

     WHEREAS, CTI withdrew such federal court action on or about September 3, 2003 and, on or about September 4, 2003, filed an action in the Circuit Court of the 13th Judicial District (Hillsborough County), Florida Civil Division (the "Court"), with the same title, Case No. 03-8216 (the "Action"); and

     WHEREAS, the parties now wish to settle and dispose of all claims and disputes among them, provide for the dismissal with prejudice of the Action and set forth their complete understanding of their remaining respective rights and obligations;

     NOW, THEREFORE, in consideration of the mutual promises and releases set forth below, the parties agree as follows:

     1.   Settlement of Claims and Dismissal of the Action.

     (a) In consideration of the payments being made and to be made by the Unilens Companies pursuant to Section 3 and the other agreements set forth in this Agreement, as of the Effective Date (as defined in Section 3(a)(i)), CTI shall dismiss with prejudice the Action and settle all Claims (as defined in Section 5) against the Unilens Companies other than any that may arise under this Agreement. It is agreed that as used in this Agreement, "Claims" shall be construed as broadly as possible and shall include, without limitation, all Claims based on

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conduct prior to the Effective Date that have, or could have been, asserted in the Action and all Claims arising from, or relating in any way to, the Prior Agreements.

     (b) Promptly following the Effective Date, CTI shall arrange for dismissal of the Action by the filing with the Court a Notice of Voluntary Dismissal with prejudice and without costs to any party (the "Stipulation") and do whatever additional things that may be necessary to effect promptly such dismissal and discontinuance of the Action. The parties shall cooperate and direct their attorneys to prepare such documents and take such actions as may be necessary to achieve such dismissal promptly. The failure by CTI to cause the filing of the Stipulation with the Court shall not affect the releases provided for in this Agreement or prevent the Unilens Companies from unilaterally submitting this Agreement as a basis for moving the Court to dismiss the Action.

     2. Termination of the Prior Agreements. As of the Effective Date, each Prior Agreement shall be irrevocably terminated and canceled in its entirety and no party shall have any further obligation or liability under either Prior Agreement.

     3.   Payments.

     (a) The Unilens Companies shall make payments to CTI in the aggregate amount of US$1,250,000.00 (subject to certain adjustments as provided in this Agreement) as follows:

     (i) On the date that this Agreement is executed by each of the Unilens Companies, they shall pay US$100,000.00 to CTI by wire transfer of US dollars in good federal funds to the account specified in Section 3(f) (the "First Payment"). The date that the First Payment is received and retained by CTI is referred to as the "Effective Date"; and

     (ii) Until an aggregate of US$1,150,000.00 has been paid as provided in this Section 3(a)(ii) without default, on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2003, the Unilens Companies shall pay to CTI by wire transfer of US dollars in good federal funds to the account designated in or pursuant to Section 3(f), installment payments in amounts that are each the greater of (i) US$100,000.00 or (ii) an amount equal to 50% of the royalties received by Unilens USA from Bausch & Lomb Incorporated during the three calendar months ending on the relevant date of payment, pursuant to the License Agreement, dated October 25, 2001, between Unilens USA and Bausch & Lomb Incorporated (the "License Agreement").

     (b) If any installment payment required to be made pursuant to Section 3(a)(ii) is not made to CTI on or before the second business day after the date it is due, time being of the essence, such installment shall accrue interest at the rate of 8% per annum from the original due date for such installment payment until paid in full and all such accrued interest shall be paid to CTI together with such installment.

     (c) If any installment payment required to be made pursuant to Section 3(a)(ii) is not made to CTI on or before the second business day after the date it is due, and is not paid in full (together with all interest payable thereon pursuant to Section 3(b)) to CTI within 45 days following the date of CTI's written notice of default to the Unilens Companies with respect thereto, then the Default Amount (as defined below) shall immediately become due and payable

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by the Unilens Companies to CTI without further notice or demand by CTI.
Further, if any two consecutive installment payments required to be made pursuant to Section 3(a)(ii) are not made on or before the second business day after the date they are due, time being of the essence, then the Default Amount (as defined below) shall immediately become due and payable by the Unilens Companies to CTI without further notice or demand by CTI. In either such event, the Default Amount shall accrue interest at the rate of 8% per annum until paid in full and all such accrued interest shall be paid to CTI together with the Default Amount. For purposes of this Agreement, "Default Amount" means an amount equal to US$1,150,000.00, less all amounts paid by the Unilens Companies to CTI pursuant to Section 3(a)(ii) (and excluding any interest amounts paid to CTI pursuant to Section 3(b)) prior to the date of CTI's notice of default.

     (d) The Unilens Companies shall furnish to CTI, together with each installment payment made pursuant to Section 3(a)(ii), a certification by Unilens USA's Chief Financial Officer setting forth the total amount of royalties received by Unilens USA under the License Agreement during the three calendar months ending on the relevant date of payment and the calculation of the accompanying payment being made to CTI. The Unilens Companies shall concurrently furnish to CTI a copy of the related royalty report received from Bausch & Lomb Incorporated under the License Agreement.

     (e) The Unilens Companies shall have the right, at their option and at any time, to prepay all or any portion of their obligation to CTI under Section 3(a)(ii), without penalty or premium.

     (f) All wire transfers made to CTI pursuant to this Section 3 shall be made in accordance with the following wire transfer instructions (unless and until CTI notifies the Unilens Companies in writing of different wire instructions, and then in accordance with such new instructions):

          Bank: Fleet Bank
          Bank Address: One Landmark Square, Stamford, Connecticut 06904 ABA Number: 011900571
          For further credit to: Competitive Technologies, Inc.
          Account Number: 93698 11621

     4.   Security.

     (a) To secure the full performance of all of the obligations of the Unilens Companies under this Agreement, including, without limitation, the payment to CTI of the amounts specified in Section 3 of this Agreement, the Unilens Companies grant, convey, assign and transfer to CTI a lien on, and security interest in, all of the Collateral (as defined below). As used in this Agreement, the term "Collateral" means all of the real property and all of the personal property and other goods of the Unilens Companies, or either of them, wherever located, whether now owned or existing or hereafter acquired or arising, including without limitation all of the Unilens Companies' (or either company's) now owned or existing or hereafter acquired or arising (i) accounts receivable, (ii) chattel paper, (iii) contracts, (iv) deposit accounts, (v) documents, (vi) equipment, (vii) fixtures, (viii) general intangibles, (ix) instruments, (x) inventory, (xi) investment property, (xii) letter-of-credit rights, (xiii) supporting obligations, (xiv) money, (xv)

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patents, (xvi) licenses or license agreements, (xvii) additions, accessions and attachments to any of the foregoing and (xviii) renewals, substitutions, replacements, rental payments, products and proceeds of any of the foregoing.

     (b) Upon CTI's request, the Unilens Companies shall execute, acknowledge, deliver and/or cause to be filed all such additional and further documents, agreements and instruments, and shall take such other actions as may be reasonably necessary or appropriate, to better assure, preserve, protect and perfect the security interest granted to CTI hereunder and the rights and remedies created hereby, including, without limitation (i) executing and delivering to CTI a separate security agreement in a form that is satisfactory to CTI, (ii) delivering and, where appropriate, filing financing statements and continuation statements under the Uniform Commercial Code (the "UCC"), (iii) obtaining governmental and other third party consents and approvals, (iv) obtaining waivers and consents from mortgagees, warehousemen, landlords, lessees and licensees and (v) joining with CTI in notifying any person that is in possession of any Collateral of CTI's security interest therein and obtaining an acknowledgement from such person that it is holding such Collateral for the benefit of CTI. To the extent permitted by applicable law, until such time as the amounts due to CTI as set forth in Section 3 are paid in full, the Unilens Companies authorize CTI to execute and/or file financing or continuation statements as required under the UCC or filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor officer or any similar office in any other country), in each case without the Unilens Companies' signature appearing thereon, for the purpose of perfecting, confirming, continuing, enforcing or protecting CTI's security interest granted hereunder. The Unilens Companies agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     (c) The Unilens Companies represent and warrant that the lien and security interest granted to CTI as provided in this Agreement is valid and enforceable and is subordinate only to the security interest granted by the Unilens Companies in favor of UNIINVEST Holding AG (formerly known as EBC Zurich AG) which secures an existing debt owed by the Unilens Companies to UNIINVEST Holding AG in the amount of US$450,000.00, plus interest. CTI agrees that the security interest granted to CTI hereunder is subordinate to that of UNIINVEST Holding AG described above. On or prior to the Effective Date, the Unilens Companies shall deliver to CTI true and complete copies of the documents evidencing the debt owed by the Unilens Companies to UNIINVEST Holding AG and the security interest securing such debt, as well as a certification by Unilens USA's Chief Financial Officer setting forth the current amount of the debt owed to UNIINVEST Holding AG. From and after the Effective Date the Unilens Companies shall not, without the prior written consent of CTI, (i) grant or agree to any lien or security interest in favor of any person or entity other than CTI and the existing lien and security interest in favor or UNIINVEST Holding AG, except in connection with the entry by either of the Unilens Companies into equipment leases having an aggregate value of not more than US$25,000.00 per year, or (ii) permit the debt (including both principal and interest) owed by the Unilens Companies to UNIINVEST Holding AG to exceed in total US$500,000.00.

     (d) Following payment in full of all of the obligations of the Unilens Companies under Sections 3 and 11, CTI, on request of the Unilens Companies, shall execute and deliver to the Unilens Companies such termination statements or other instruments in proper form under the UCC, the rules and regulations of the United States Patent and Trademark Office and United

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States Copyright Office and any relevant laws of the Province of British
Columbia as are necessary or desirable to evidence the termination of the security interest and lien created pursuant to this Section 4.

     5. Release of Unilens Companies. Effective on the Effective Date, CTI, on behalf of itself and its subsidiaries, shareholders and affiliates and its and their successors and assigns and any other parties who may purport to claim through them (together, the "CTI Releasors"), releases and forever discharges, Unilens USA, Unilens Vision and their respective officers, directors, employees, agents, shareholders, affiliates and attorneys, and their respective successors and assigns (together, the "Unilens Releasees"), from any and all actions, causes of action, proceedings, suits, debts, dues, sums of money, accounts, covenants, controversies, agreements, promises, damages, judgments, executions, costs, claims, liabilities and demands of any nature whatsoever (together, "Claims"), in law or equity, which the CTI Releasors ever had, now have or hereafter can, shall or may have against the Unilens Releasees for, by reason of, arising out of, or in connection with, any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, the Prior Agreements; provided, however, that the foregoing release shall not apply to the respective obligations of the Unilens Companies under this Agreement.

     6. Release of CTI. Effective on the Effective Date, each of Unilens USA and Unilens Vision, on behalf of itself and its subsidiaries, shareholders and affiliates and its and their successors and assigns and any other parties who may purport to claim through them (together, the "Unilens Releasors"), releases and forever discharges, CTI and its officers, directors, employees, agents, shareholders, affiliates and attorneys, and their respective successors and assigns (together, the "CTI Releasees"), from any and all Claims, in law or equity, which the Unilens Releasors ever had, now have or hereafter can, shall or may have against the CTI Releasees for, by reason of, arising out of, or in connection with, any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, the Prior Agreements; provided, however, that the foregoing release shall not apply to CTI's obligations under this Agreement.

     7. Scope of Releases. The releases set forth in Sections 5 and 6 extend to all Claims based on conduct that occurred prior to the Effective Date, whether now known or unknown, existing or non-existing, mature or unmatured, asserted or unasserted. The effect of such releases is without territorial limitation and applies in all jurisdictions. Following the Effective Date, none of the parties shall institute or prosecute any action or proceeding based on any Claim released in Sections 5 or 6. Nothing in this Agreement shall be construed as an admission of any liability by either party. Further, nothing in this Agreement shall act as a discharge or release of any claim that may arise with respect to the provisions of this Agreement or shall prevent any party from commencing any action or proceeding to enforce any such provision.

     8. Intentions of the Parties. It is the intention of the parties that this Agreement be a full and final accord and satisfaction and mutual, general release of any Claims that any of the CTI Releasors or the Unilens Releasors have against any of the Unilens Releasees or the CTI Releasees, respectively. In order to implement a full release of all Claims, each party acknowledges that this Agreement is intended to include in its effect any Claim which it does not know or suspect to exist in its favor that are based on conduct that occurred prior to the Effective

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Date, that this Agreement contemplates the extinguishing of any such Claim and that the provisions of Sections 5 and 6 shall remain in effect as full releases notwithstanding any discovery of any additional or different facts.

     9. Confidentiality. The parties agree that the content and existence of this Agreement and all information and communications pertaining thereto, shall be held in strict confidence; except (i) as may be required to be disclosed by any party pursuant to applicable securities laws or the rules and regulations of any stock exchange, (ii) as may be required by the parties' respective institutional lenders, auditors, financial consultants and insurance carriers,
(iii) as may be disclosed to a party's counsel for purposes of seeking legal advice; (iv) as may be appropriate by a party to enforce its rights under this Agreement or (v) as required by subpoena or an order of a court, tribunal or governmental authority of competent jurisdiction; provided, however, that at least five days prior to any such disclosure pursuant to this clause (v) of this
Section 9, the party of whom information is requested notifies the others in writing, of the specific information, if any, that it proposes to disclose in order to afford the other parties an opportunity to challenge the disclosure requirement or seek an appropriate protective order.

     10. Representations and Warranties. Each party represents and warrants to the others that (a) it owns all right, title and interest in and to all Claims released by it hereunder and has not assigned any such Claim or any interest therein to any other party, (b) no third party is currently claiming or threatening to claim any right, title or interest in or to any of the Claims released by it hereunder (including in the case of CTI, Optical Associates, Limited Partnership), (c) it has full power and authority, and has taken all corporate action necessary to authorize it, to enter into, and perform its obligations under, this Agreement and (d) it has received independent legal advice from its attorneys with respect to the advisability of making the settlement, release and waivers provided in this Agreement. Each party shall indemnify, defend and hold harmless the others from any loss or liability arising from any breach of any of its representations or warranties set forth in this Section 10.

     11. Payment of Costs. If the Unilens Companies, or either of them, breach any of their obligations under this Agreement, including, without limitation, any of their payment obligations set forth in Section 3, CTI shall be entitled to recover from the Unilens Companies any costs and expenses, including reasonable attorneys' fees, that CTI incurs in connection with any legal proceedings or other action that CTI takes to enforce its rights under this Agreement.

     12.  Miscellaneous.

     (a) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by CTI and each of the Unilens Companies. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

     (b) Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit on any other person. No party

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may assign its rights or delegate its obligations hereunder without the written consent of the others.

     (c) Expenses. Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, including, without limitation, the fees and disbursements of attorneys retained by such party in connection with the transactions contemplated in this Agreement, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses; provided, however, that nothing herein shall in any way effect CTI's rights under Section 11.

     (d) Communications. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Fedex or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or fax number for such party set forth below, or to such other address or fax number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or fax number shall be effective only upon receipt.

If to CTI:                                If to either Unilens Company:

Competitive Technologies, Inc.            Unilens Corp. USA.
1960 Bronson Road                         10431 72nd Avenue North
Fairfield, Connecticut 06824              Largo, Florida 33777
Attention: President                      Attention: Mr. Alfred W. Vitale
Fax No.: (203) 254-1102                   Fax No.: (727) 545-1883

with a copy to:                           with a copy to:

David B. Zabel, Esq.                      Salans
Cohen and Wolf, P.C.                      620 Fifth Avenue
1115 Broad Street                         New York, New York 10020
Bridgeport, Connecticut 06604             Attention: Laurence S. Markowitz, Esq.
Fax No.: (203) 394-9901                   Fax No.: (212) 632-5555

     (e) Governing Law. This Agreement shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

     (f) Jurisdiction and Venue. The parties agree that any legal action or proceeding concerning this Agreement or its enforcement shall only be brought in the Federal or State courts in Connecticut, and accordingly, the parties consent to the jurisdiction and exclusive venue of such courts with respect to any legal action or proceeding concerning this Agreement or its enforcement.

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     (g)  Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability, the parties intending that any otherwise invalid provision of this Agreement may be judicially reformed so as to be carried out as nearly as possible according to its original terms.

     (h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall have the same force and effect as original signatures.

     (i) Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections are to the sections of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

COMPETITIVE TECHNOLOGIES, INC.            UNILENS CORP USA.


By       /s/ John Nano                    By        /s/ Alfred W. Vitale
  ------------------------------------      ------------------------------------
         John Nano, President                    Alfred W. Vitale, President

                                          UNILENS VISION, INC.


                                          By        /s/ Alfred W. Vitale
                                            ------------------------------------
                                                 Alfred W. Vitale, President


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                                ACKNOWLEDGEMENTS

STATE OF CONNECTICUT     )
                         ) ss.:
COUNTY OF FAIRFIELD      )

     The foregoing instrument was acknowledged before me this 17/th/ day of October 2003, by John Nano, President of Competitive Technologies, Inc., a Delaware corporation, on behalf of the corporation. John Nano is _____ personally known to me or has _____ produced _________________________ as identification.

                                            /s/ Lorraine Frauenhofr
                                          --------------------------------------
                                                     Notary Public

STATE OF FLORIDA         )
                         ) ss.:
COUNTY OF PALM BEACH     )

     The foregoing instrument was acknowledged before me this 17/th/ day of October 2003, by Alfred W. Vitale, President of Unilens Corp. USA, a Delaware corporation, on behalf of the corporation. Alfred W. Vitale is _____ personally known to me or has produced Florida Drivers License as identification.


                                            /s/ April Anne Newswander
                                          --------------------------------------
                                                     Notary Public

STATE OF FLORIDA         )
                         ) ss.:
COUNTY OF PALM BEACH     )

     The foregoing instrument was acknowledged before me this 17/th/ day of October 2003, by Alfred W. Vitale, President of Unilens Vision, Inc., a British Columbia corporation, on behalf of the corporation. Alfred W. Vitale is _____ personally known to me or has produced Florida Drivers License as identification.


                                            /s/ April Anne Newswander
                                          --------------------------------------
                                                     Notary Public

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